Exhibit 99.1
NEWS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2025
FISCAL 2025 FOURTH QUARTER AND FULL YEAR KEY FINANCIAL HIGHLIGHTS

•Fiscal 2025 full year revenues were $8.45 billion, a 2% increase compared to $8.25 billion in the prior year, driven by the growth of Digital Real Estate Services, Dow Jones and Book Publishing, while net income from continuing operations of $648 million increased 71% compared to $379 million in the prior year
•Full year Total Segment EBITDA was $1.42 billion, a 14% increase compared to $1.24 billion in the prior year. Reported diluted EPS from continuing operations were $0.84 for the full year compared to $0.47 in the prior year - Adjusted diluted EPS were $0.89 compared to $0.74 in the prior year
•Fourth quarter revenues were $2.11 billion, a 1% increase compared to $2.09 billion in the prior year, driven by the growth of Dow Jones and Digital Real Estate Services, while net income from continuing operations in the quarter was $86 million, a 28% increase compared to $67 million in the prior year
•Fourth quarter Total Segment EBITDA was $322 million, a 5% increase compared to $308 million in the prior year. For the fourth quarter, reported EPS from continuing operations were $0.09 as compared to $0.08 in the prior year - Adjusted EPS were $0.19 compared to $0.20 in the prior year
•Dow Jones achieved record revenues for the full year of $2.33 billion, underpinned by higher professional information business revenues driven by growth of 15% at Risk & Compliance and 11% at Dow Jones Energy and higher digital circulation revenues
•REA Group posted record revenues for the full year of $1.25 billion, a 12% increase compared to the prior year, driven by continued strong Australian residential performance
•In July, announced a new $1 billion stock repurchase program, which is in addition to our existing stock repurchase program, and intent to accelerate the pace of the buyback

NEW YORK, NY – August 5, 2025 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2025.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp reported a sterling performance sustained across the four quarters of Fiscal 2025. For the full year, revenues rose 2 percent to nearly $8.5 billion and our net income from continuing operations improved substantially, increasing 71 percent to $648 million, while Total Segment EBITDA improved 14 percent to a new record on a continuing operations basis of over $1.4 billion.

These robust results have enhanced our financial position and thus our ability to return capital to shareholders. Last month, the Board of Directors authorized a new $1 billion stock repurchase program, in addition to the approximately $300 million remaining from the previous $1 billion program authorized four years ago. We expect to begin executing repurchases at an accelerated rate shortly after the release of these results. This significantly larger total and significantly faster tempo emphasize our belief in the Company’s financial strength.

The AI age must cherish the value of intellectual property if we are collectively to realize our potential. Much is made of the competition with China, but America’s advantage is ingenuity and creativity, not bits and bytes, not watts but wit. To undermine that comparative advantage by stripping away IP rights is to vandalize our virtuosity.

Even the President of the United States is not immune to this blatant theft. The President’s books are still reporting healthy sales, but are being consumed by AI engines which profit from his thoughts by cannibalizing his concepts, thus undermining future sales of his books. Suddenly, The Art of the Deal has become The Art of the Steal.”

FOURTH QUARTER RESULTS

The Company reported fiscal 2025 fourth quarter total revenues of $2.11 billion, a 1% increase compared to $2.09 billion in the prior year period, primarily driven by higher circulation and subscription revenues at the Dow Jones segment, higher Australian residential revenues at REA Group and the $5 million positive impact from foreign currency fluctuations. The increase was partly offset by lower revenues at the News Media and Book Publishing segments. Adjusted Revenues (which excludes the foreign currency impact, acquisitions and divestitures as defined in Note 2) were flat compared to the prior year.

Net income from continuing operations for the quarter was $86 million, a 28% increase compared to $67 million in the prior year, primarily driven by higher Other, net and Total Segment EBITDA, partially offset by higher impairment and restructuring charges.

The Company reported fourth quarter Total Segment EBITDA of $322 million, a 5% increase compared to $308 million in the prior year primarily due to strong contributions from the Digital Real Estate Services and Dow Jones segments. Adjusted Total Segment EBITDA (as defined in Note 2) increased 6%.

Net income from continuing operations per share attributable to News Corporation stockholders was $0.09 as compared to $0.08 in the prior year. Adjusted EPS (as defined in Note 3) were $0.19 compared to $0.20 in the prior year.

FULL YEAR RESULTS

The Company reported fiscal 2025 full year total revenues of $8.45 billion, a 2% increase compared to $8.25 billion in the prior year. The increase was driven by higher revenues at the Digital Real Estate Services, Dow Jones and Book Publishing segments, the Company’s core growth pillars, and the $8 million positive impact from foreign currency fluctuations. The increase was partially offset by lower revenues at the News Media segment. Adjusted Revenues increased 2%.

Net income from continuing operations for the full year was $648 million, a 71% increase compared to $379 million in the prior year. The increase reflects higher Total Segment EBITDA, as discussed below, higher Other, net and higher interest income, net, partially offset by higher income tax expense and higher depreciation and amortization expense.

Total Segment EBITDA for the full year was $1.42 billion, a 14% increase compared to $1.24 billion in the prior year primarily driven by strong contributions from the Digital Real Estate Services, Dow Jones and Book Publishing segments primarily as a result of higher revenues, as discussed above, and higher contribution from the News Media segment as a result of cost savings initiatives. Adjusted Total Segment EBITDA increased 15%.

Diluted net income from continuing operations per share attributable to News Corporation stockholders was $0.84 as compared to $0.47 in the prior year. Adjusted diluted EPS were $0.89 compared to $0.74 in the prior year.

SEGMENT REVIEW

	For the three months ended June 30,			For the fiscal years ended June 30,
	2025	2024	% Change	2025	2024	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
Dow Jones	$604	$566	7%	$2,331	$2,231	4%
Digital Real Estate Services	466	448	4%	1,802	1,658	9%
Book Publishing	494	512	(4)%	2,149	2,093	3%
News Media	545	566	(4)%	2,170	2,270	(4)%
Other	—	—	—%	—	—	—%
Total Revenues	$2,109	$2,092	1%	$8,452	$8,252	2%

Segment EBITDA:
Dow Jones	$151	$137	10%	$588	$542	8%
Digital Real Estate Services	152	135	13%	601	508	18%
Book Publishing	50	57	(12)%	296	269	10%
News Media	28	32	(13)%	153	133	15%
Other	(59)	(53)	(11)%	(223)	(211)	(6)%
Total Segment EBITDA	$322	$308	5%	$1,415	$1,241	14%

Dow Jones

Fourth Quarter Segment Results

Revenues in the quarter increased $38 million, or 7%, compared to the prior year, driven by higher circulation and subscription revenues from continued growth in the professional information business and higher digital circulation revenues. Digital revenues at Dow Jones in the quarter represented 83% of total revenues compared to 81% in the prior year. Adjusted Revenues increased 5%.

Circulation and subscription revenues increased $37 million, or 8%, reflecting a 10% increase in professional information business revenues, led by 21% growth in Risk & Compliance revenues to $92 million, which includes the contribution from the recent acquisitions of Dragonfly Intelligence and Oxford Analytica, and 12% growth in Dow Jones Energy revenues to $73 million, partially offset by lower Factiva revenues primarily due to a customer dispute. Circulation revenues increased 5% compared to the prior year, primarily driven by the continued growth in digital-only subscriptions and the conversion of customers from introductory promotions to higher pricing, partly offset by lower print volume. Digital circulation revenues accounted for 75% of circulation revenues for the quarter, compared to 71% in the prior year.

During the fourth quarter, total average subscriptions to Dow Jones’ consumer products approached 6.3 million, a 7% increase compared to the prior year. Digital-only subscriptions to Dow Jones’ consumer products grew 9% to over 5.7 million. Total subscriptions to The Wall Street Journal grew 7% compared to the prior year, to over 4.5 million average subscriptions in the quarter. Digital-only subscriptions to The Wall Street Journal grew 9% to over 4.1 million average subscriptions in the quarter, which included growth in enterprise and individual consumer subscriptions, and represented 91% of total Wall Street Journal subscriptions.

	For the three months ended June 30,
	2025	2024	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions	4,126	3,788	9%
Total subscriptions	4,538	4,256	7%
Barron’s Group
Digital-only subscriptions	1,319	1,290	2%
Total subscriptions	1,432	1,419	1%
Total Consumer
Digital-only subscriptions	5,719	5,226	9%
Total subscriptions	6,261	5,842	7%

Advertising revenues increased $2 million, or 2%, for the quarter driven by a 3% increase in print advertising revenues and a 1% increase in digital advertising revenues. Digital advertising accounted for 65% of total advertising revenues for the quarter, compared to 66% in the prior year.

Segment EBITDA for the quarter increased $14 million, or 10%, primarily as a result of the higher revenues discussed above, partially offset by higher employee and technology costs, the impact of recent acquisitions and legal and settlement costs. Adjusted Segment EBITDA increased 9%.

Full Year Segment Results

Fiscal 2025 full year revenues increased $100 million, or 4%, compared to the prior year driven by higher circulation and subscription revenues from continued growth in the professional information business, higher digital circulation revenues, increased content licensing revenues and the $4 million positive impact from foreign currency fluctuations. Adjusted Revenues increased 4% compared to the prior year. Digital revenues at Dow Jones represented 82% of total revenues compared to 80% in the prior year.

Circulation and subscription revenues increased $113 million, or 6%, reflecting a 7% increase in professional information business revenues, led by 15% growth in Risk & Compliance revenues to $337 million and 11% growth in Dow Jones Energy revenues to $278 million, partially offset by lower Factiva revenues primarily due to a customer dispute. Circulation revenues increased 4% compared to the prior year, reflecting continued growth in digital-only subscriptions, including the benefit of bundled offers, and the conversion of customers from introductory promotions to higher pricing, partly offset by lower print volume. Digital circulation revenues accounted for 74% of circulation revenues for the year, compared to 71% in the prior year.

Advertising revenue decreased $9 million, or 2%, primarily due to a 5% decrease in print advertising. Digital advertising revenues accounted for 65% of total advertising revenues for the year, compared to 64% in the prior year.

Segment EBITDA for fiscal 2025 increased $46 million, or 8%, compared to the prior year, primarily due to higher revenues, as noted above, and lower newsprint, production and distribution costs, partially offset by higher employee, technology and marketing costs. Adjusted Segment EBITDA increased 8%.

Digital Real Estate Services

Fourth Quarter Segment Results

Revenues in the quarter increased $18 million, or 4%, compared to the prior year, driven by higher revenues at REA Group, while Move revenues increased for the third consecutive quarter. The increases were partly offset by a $9 million, or 2%, negative impact from foreign currency fluctuations. Segment EBITDA in the quarter increased $17 million, or 13%, compared to the prior year, due to higher contribution from REA Group and improved results at Move, partly offset by a $4 million, or 3%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 6% and 16%, respectively.

In the quarter, revenues at REA Group increased $13 million, or 4%, to $318 million, driven by higher Australian residential revenues due to price increases and increased depth penetration, partly offset by a $9 million, or 3%, negative impact from foreign currency fluctuations. Constant currency revenues were up 7%. Australian national residential buy listing volumes in the quarter were down 8% compared to the prior year, with listings in Sydney down 10% and Melbourne down 11%.

Move’s revenues in the quarter increased $5 million, or 3%, to $148 million, primarily as a result of revenue growth in seller, new homes and rentals, including the partnership with Zillow, and higher sales of RealPRO SelectSM (formerly Market VIPSM) as Move shifts its focus to more premium offerings with higher revenues per lead, partially offset by the ongoing impact of the macroeconomic environment on the housing market, including higher interest rates, which led to lower lead and transaction volumes. Based on Move’s internal data, average monthly unique users of Realtor.com®’s web and mobile sites for the fiscal fourth quarter decreased 3% compared to the prior year to 72 million. Lead volume was down 13% compared to the prior year period due to the continued impact of high mortgage rates and affordability issues. June visits for Realtor.com®, according to Comscore, were 256 million, and it continued to gain share among other real estate portals.

Full Year Segment Results

Fiscal 2025 full year revenues increased $144 million, or 9%, compared to the prior year, primarily driven by higher revenues at REA Group, slightly offset by a $14 million, or 1%, negative impact from foreign currency fluctuations. Segment EBITDA for fiscal 2025 increased $93 million, or 18%, compared to the prior year, primarily due to the higher revenues, partly offset by higher employee costs at REA Group, $12 million of costs related to the withdrawn offer to acquire Rightmove in the first quarter and higher REA India costs, in addition to a $6 million, or 1%, negative impact from foreign currency fluctuations. Adjusted Revenues and Adjusted Segment EBITDA increased 9% and 20%, respectively.

In the fiscal year, REA Group’s revenues increased $136 million, or 12%, to $1.25 billion, primarily due to higher Australian residential revenues driven by price increases, increased depth penetration and 1% growth in national listings and higher revenues from REA India, partly offset by a $14 million, or 1%, negative impact from foreign currency fluctuations.

Move’s revenues in the fiscal year increased $8 million, or 1%, to $552 million, primarily due to revenue growth in seller, new homes and rentals, including the partnership with Zillow, higher sales of RealPRO SelectSM (formerly Market VIPSM) as Move shifts its focus to more premium offerings with higher yields and higher advertising revenues. These increases were largely offset by the ongoing impact of the macroeconomic environment on the housing market, including higher interest rates, which led to lower lead and transaction volumes.

Book Publishing

Fourth Quarter Segment Results

Revenues in the quarter decreased $18 million, or 4%, compared to the strong prior year performance and were also impacted by some softer consumer spending within the industry and fewer notable frontlist titles, partly offset by a $4 million positive impact from foreign currency fluctuations. Key titles in the quarter included Remarkably Bright Creatures - Paperback edition by Shelby Van Pelt, The Griffin Sisters’ Greatest Hits by Jennifer Weiner and Watch Me by Tahereh Mafi. Adjusted Revenues decreased 5%.

Digital sales decreased 3% compared to the prior year due to a 7% decline from audiobook sales, driven by the revenue trends above. Digital sales represented 25% of Consumer revenues for the quarter compared to 24% for the prior year period. Backlist sales represented approximately 65% of Consumer revenues in the quarter compared to 62% in the prior year.

Segment EBITDA for the quarter decreased $7 million, or 12%, compared to the prior year, primarily due to the lower revenues discussed above, partially offset by lower costs related to lower sales volume. Adjusted Segment EBITDA decreased 4%.

Full Year Segment Results

Fiscal 2025 full year revenues increased $56 million, or 3%, compared to the prior year, primarily due to higher digital book sales, improved returns in the U.S., the $14 million impact from the acquisition of a German book publisher and the $4 million, or 1%, positive impact from foreign currency fluctuations. Adjusted Revenues increased 2% compared to the prior year.

Digital sales increased 5% compared to the prior year, driven by higher audiobooks sales, which included the contribution from Spotify, as well as growth in e-book sales. Digital sales represented 24% of Consumer revenues for the year compared to 23% in the prior year. Backlist sales represented approximately 64% of Consumer revenues for the year compared to 61% in the prior year.

Segment EBITDA for fiscal 2025 increased $27 million, or 10%, from the prior year primarily due to higher revenues, as discussed above, partially offset by higher employee costs and costs from recent acquisitions. Adjusted Segment EBITDA increased 12%.

News Media

Fourth Quarter Segment Results
Revenues in the quarter decreased $21 million, or 4%, as compared to the prior year, primarily driven by lower revenues from the transfer of third-party printing revenue contracts to News UK’s joint venture with DMG Media and lower advertising revenues, partly offset by a $6 million, or 1%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 4% compared to the prior year.

Circulation and subscription revenues increased $3 million, or 1%, compared to the prior year, due to a $5 million, or 2%, positive impact from foreign currency fluctuations.

Advertising revenues decreased $8 million, or 4%, compared to the prior year, which included a $2 million, or 1%, positive impact from foreign currency fluctuations, primarily due to lower print advertising revenues at News Corp Australia, partly offset by higher advertising revenues at the New York Post.

In the quarter, Segment EBITDA decreased $4 million, or 13%, compared to the prior year, driven by the lower revenues discussed above, partially offset by cost savings initiatives, including lower Talk costs and the combination of News UK’s printing operations with those of DMG Media. Adjusted Segment EBITDA decreased 18%.

Digital revenues represented 38% of News Media segment revenues in the quarter, compared to 37% in the prior year, and represented 36% of the combined revenues of the newspaper mastheads. Digital subscribers and users across key properties within the News Media segment are summarized below:

•Closing digital subscribers at News Corp Australia as of June 30, 2025 were 1,166,000 (993,000 for news mastheads), compared to 1,117,000 (968,000 for news mastheads) in the prior year (Source: Internal data)

•The Times and Sunday Times closing digital subscribers, including the Times Literary Supplement, as of June 30, 2025 were 640,000, compared to 594,000 in the prior year (Source: Internal data).
•The Sun’s digital offering reached 87 million global monthly unique users in June 2025, compared to 112 million in the prior year (Source: Meta Pixel)
•New York Post’s digital network reached 90 million unique users in June 2025, compared to 117 million in the prior year (Source: Google Analytics)

Full Year Segment Results

Fiscal 2025 full year revenues decreased $100 million, or 4%, compared to the prior year, primarily driven by lower revenues from the transfer of third-party printing revenue contracts to News UK’s joint venture with DMG Media, lower advertising revenues and lower circulation and subscription revenues. The decrease was slightly offset by a $14 million, or 1%, positive impact from foreign currency fluctuations. Adjusted Revenues for the segment decreased 5% compared to the prior year.

Circulation and subscription revenues decreased $10 million, or 1%, compared to the prior year, primarily due to print volume declines, partially offset by cover price increases, higher content licensing revenues at News UK, digital subscriber growth and a $9 million, or 1%, positive impact from foreign currency fluctuations.

Advertising revenues decreased $39 million, or 5%, compared to the prior year, primarily due to lower print advertising revenues at News Corp Australia and lower digital advertising revenues at News UK, driven by a decline in traffic, mainly at The Sun, due to algorithm changes at certain platforms, partially offset by higher advertising revenues at Wireless Group and a $5 million positive impact from foreign currency fluctuations.

Segment EBITDA for fiscal 2025 increased $20 million, or 15%, compared to the prior year, driven by cost savings initiatives, including lower Talk costs and the combination of News UK’s printing operations with those of DMG Media, partially offset by the decrease in revenues discussed above. Adjusted Segment EBITDA increased 11% compared to the prior year.

CASH FLOW
The following table presents a reconciliation of net cash provided by operating activities from continuing operations to free cash flow:

	For the fiscal years ended June 30,
	2025	2024
	(in millions)
Net cash provided by operating activities from continuing operations	$978	$897
Less: Capital expenditures	(407)	(357)
Free cash flow	$571	$540

Net cash provided by operating activities from continuing operations of $978 million for the fiscal year ended June 30, 2025 was $81 million higher than net cash provided by operating activities from continuing operations of $897 million in the prior year, primarily due to higher Total Segment EBITDA and lower restructuring and interest payments, partially offset by higher working capital and higher tax payments.

Free cash flow in the fiscal year ended June 30, 2025 was $571 million compared to $540 million in the prior year. The improvement in free cash flow was primarily due to higher cash provided by operating activities from continuing operations, as mentioned above, partly offset by higher capital expenditures.

Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.

Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP, which incorporates all cash movements during the period.

The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.

OTHER ITEMS

Dividends

The Company declared today a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 8, 2025 to stockholders of record as of September 10, 2025.

COMPARISON OF NON-GAAP TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income attributable to News Corporation stockholders, Adjusted EPS, constant currency revenues and free cash flow are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2, 3 and 4 and the reconciliation of net cash provided by operating activities from continuing operations to free cash flow is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:00 p.m. EDT on August 5, 2025. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including the sale of the Foxtel Group and other potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to the risks, uncertainties and other factors described in the Company’s filings with the Securities and Exchange Commission. More detailed information about factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.
Contacts:

Investor Relations	Corporate Communications
Michael Florin	Arthur Bochner
212-416-3363	646-422-9671
mflorin@newscorp.com	abochner@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	For the three months ended June 30,		For the fiscal years ended June 30,
	2025	2024	2025	2024
Revenues:
Circulation and subscription	$766	$726	$3,009	$2,909
Advertising	353	354	1,367	1,400
Consumer	462	487	2,047	2,000
Real estate	358	345	1,410	1,284
Other	170	180	619	659
Total Revenues	2,109	2,092	8,452	8,252
Operating expenses	(917)	(928)	(3,736)	(3,814)
Selling, general and administrative	(870)	(856)	(3,301)	(3,197)
Depreciation and amortization	(120)	(115)	(459)	(440)
Impairment and restructuring charges	(81)	(49)	(132)	(133)
Equity losses of affiliates	(4)	(1)	(15)	(6)
Interest income (expense), net	5	—	3	(18)
Other, net	10	(33)	111	(59)
Income before income tax expense from continuing operations	132	110	923	585
Income tax expense from continuing operations	(46)	(43)	(275)	(206)
Net income from continuing operations	86	67	648	379
Net income (loss) from discontinued operations, net of tax	690	4	692	(25)
Net income	776	71	1,340	354
Net income attributable to noncontrolling interests from continuing operations	(33)	(24)	(168)	(110)
Net loss attributable to noncontrolling interests from discontinued operations	—	3	8	22
Net income attributable to News Corporation stockholders	$743	$50	$1,180	$266

Weighted-average shares outstanding
Basic	565.9	569.7	567.7	571.2
Diluted	568.6	572.8	569.9	573.5

Net income (loss) attributable to News Corporation stockholders per share:
Basic
Continuing operations	$0.09	$0.08	$0.85	$0.47
Discontinued operations	$1.22	$0.01	$1.23	$—
	$1.31	$0.09	$2.08	$0.47

Diluted
Continuing operations	$0.09	$0.08	$0.84	$0.47
Discontinued operations	$1.22	$0.01	$1.23	$(0.01)
	$1.31	$0.09	$2.07	$0.46

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	As of June 30, 2025	As of June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,403	$1,872
Receivables, net	1,562	1,420
Inventory, net	327	266
Other current assets	519	474
Current assets of discontinued operations	—	340
Total current assets	4,811	4,372
Non-current assets:
Investments	1,016	429
Property, plant and equipment, net	1,331	1,272
Operating lease right-of-use assets	789	805
Intangible assets, net	1,930	1,948
Goodwill	4,373	4,336
Deferred income tax assets, net	254	332
Other non-current assets	1,000	957
Non-current assets of discontinued operations	—	2,233
Total assets	$15,504	$16,684
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$335	$254
Accrued expenses	1,036	986
Deferred revenue	498	483
Current borrowings	25	9
Other current liabilities	714	772
Current liabilities of discontinued operations	—	551
Total current liabilities	2,608	3,055
Non-current liabilities:
Borrowings	1,937	2,093
Retirement benefit obligations	117	125
Deferred income tax liabilities, net	57	21
Operating lease liabilities	904	912
Other non-current liabilities	492	472
Non-current liabilities of discontinued operations	—	995
Commitments and contingencies
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	11,058	11,254
Accumulated deficit	(747)	(1,889)
Accumulated other comprehensive loss	(1,543)	(1,251)
Total News Corporation stockholders' equity	8,774	8,120
Noncontrolling interests	615	891
Total equity	9,389	9,011
Total liabilities and equity	$15,504	$16,684

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	For the fiscal years ended June 30,
	2025	2024
Operating activities:
Net income	$1,340	$354
Net (income) loss from discontinued operations, net of tax	(692)	25
Net income from continuing operations	648	379
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	459	440
Operating lease expense	74	72
Equity losses of affiliates	15	6
Impairment charges	12	44
Deferred income taxes	83	31
Other, net	(107)	64
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(96)	(85)
Inventories, net	(46)	27
Accounts payable and other liabilities	(64)	(81)
Net cash provided by operating activities from continuing operations	978	897
Investing activities:
Capital expenditures	(407)	(357)
Acquisitions, net of cash acquired	(96)	(38)
Purchases of investments in equity affiliates and other	(154)	(96)
Proceeds from sales of investments in equity affiliates and other	274	81
Other, net	(23)	—
Net cash used in investing activities from continuing operations	(406)	(410)
Financing activities:
Borrowings	61	278
Repayment of borrowings	(203)	(409)
Repurchase of shares	(150)	(117)
Dividends paid	(185)	(172)
Other, net	(47)	(63)
Net cash used in financing activities from continuing operations	(524)	(483)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	156	201
Net cash provided by (used in) investing activities from discontinued operations	253	(114)
Net cash (used in) provided by financing activities from discontinued operations	(39)	42
Net cash provided by discontinued operations	370	129
Net change in cash and cash equivalents, including discontinued operations	418	133
Effect of exchange rate changes on cash and cash equivalents, including discontinued operations	25	(6)
Cash and cash equivalents, including discontinued operations, beginning of year	1,960	1,833
Cash and cash equivalents, including discontinued operations, end of year	2,403	1,960
Less: Cash and cash equivalents at end of period of discontinued operations	—	(88)
Cash and cash equivalents	$2,403	$1,872

NOTE 1 – TOTAL SEGMENT EBITDA
Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net income from continuing operations to Total Segment EBITDA for the three months and fiscal years ended June 30, 2025 and 2024:

	For the three months ended June 30,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	86	67	19	28%
Reconciling items:
Income tax expense from continuing operations	46	43	3	7%
Other, net	(10)	33	(43)	**
Interest (income) expense, net	(5)	—	(5)	**
Equity losses of affiliates	4	1	3	300%
Impairment and restructuring charges	81	49	32	65%
Depreciation and amortization	120	115	5	4%
Total Segment EBITDA	$322	$308	$14	5%
** Not meaningful

	For the fiscal years ended June 30,
	2025	2024	Change	% Change
	(in millions)
Net income from continuing operations	648	379	269	71%
Reconciling items:
Income tax expense from continuing operations	275	206	69	33%
Other, net	(111)	59	(170)	**
Interest (income) expense, net	(3)	18	(21)	**
Equity losses of affiliates	15	6	9	150%
Impairment and restructuring charges	132	133	(1)	(1)%
Depreciation and amortization	459	440	19	4%
Total Segment EBITDA	$1,415	$1,241	$174	14%
** Not meaningful

NOTE 2 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), charges for other significant, non-ordinary course legal or regulatory matters (“litigation charges”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2025 and 2024:

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$2,109	$2,092	$17	$322	$308	$14
Impact of acquisitions	(9)	—	(9)	6	—	6
Impact of divestitures	—	(2)	2	—	1	(1)
Impact of foreign currency fluctuations	(5)	—	(5)	2	—	2
Net impact of U.K. Newspaper Matters	—	—	—	(1)	1	(2)
As adjusted	$2,095	$2,090	$5	$329	$310	$19

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2025	2024	Difference	2025	2024	Difference
	(in millions)			(in millions)
As reported	$8,452	$8,252	$200	$1,415	$1,241	$174
Impact of acquisitions	(26)	—	(26)	8	—	8
Impact of divestitures	(5)	(8)	3	2	4	(2)
Impact of foreign currency fluctuations	(8)	—	(8)	1	—	1
Net impact of U.K. Newspaper Matters	—	—	—	9	8	1
As adjusted	$8,413	$8,244	$169	$1,435	$1,253	$182

Foreign Exchange Rates
Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for the three months and fiscal years ended June 30, 2025 and 2024 are as follows:

	Fiscal Year 2025
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.67	$0.65	$0.63	$0.64
U.S. Dollar per British Pound Sterling	$1.30	$1.28	$1.26	$1.33

	Fiscal Year 2024
	Q1	Q2	Q3	Q4
U.S. Dollar per Australian Dollar	$0.65	$0.65	$0.66	$0.66
U.S. Dollar per British Pound Sterling	$1.27	$1.24	$1.27	$1.26

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2025 and 2024 are as follows:

	For the three months ended June 30,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$595	$566	5%
Digital Real Estate Services	473	448	6%
Book Publishing	488	512	(5)%
News Media	539	564	(4)%
Other	—	—	—%
Adjusted Total Revenues	$2,095	$2,090	—%

Adjusted Segment EBITDA:
Dow Jones	$150	$137	9%
Digital Real Estate Services	157	135	16%
Book Publishing	55	57	(4)%
News Media	27	33	(18)%
Other	(60)	(52)	(15)%
Adjusted Total Segment EBITDA	$329	$310	6%

	For the fiscal years ended June 30,
	2025	2024	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
Dow Jones	$2,320	$2,231	4%
Digital Real Estate Services	1,811	1,658	9%
Book Publishing	2,131	2,093	2%
News Media	2,151	2,262	(5)%
Other	—	—	—%
Adjusted Total Revenues	$8,413	$8,244	2%

Adjusted Segment EBITDA:
Dow Jones	$588	$542	8%
Digital Real Estate Services	609	508	20%
Book Publishing	300	269	12%
News Media	152	137	11%
Other	(214)	(203)	(5)%
Adjusted Total Segment EBITDA	$1,435	$1,253	15%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2025 and 2024:

	For the three months ended June 30, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$604	$(5)	$—	$(4)	$—	$595
Digital Real Estate Services	466	(2)	—	9	—	473
Book Publishing	494	(2)	—	(4)	—	488
News Media	545	—	—	(6)	—	539
Other	—	—	—	—	—	—
Total Revenues	$2,109	$(9)	$—	$(5)	$—	$2,095

Segment EBITDA:
Dow Jones	$151	$—	$—	$(1)	$—	$150
Digital Real Estate Services	152	1	—	4	—	157
Book Publishing	50	5	—	—	—	55
News Media	28	—	—	(1)	—	27
Other	(59)	—	—	—	(1)	(60)
Total Segment EBITDA	$322	$6	$—	$2	$(1)	$329

	For the three months ended June 30, 2024
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$566	$—	$—	$—	$—	$566
Digital Real Estate Services	448	—	—	—	—	448
Book Publishing	512	—	—	—	—	512
News Media	566	—	(2)	—	—	564
Other	—	—	—	—	—	—
Total Revenues	$2,092	$—	$(2)	$—	$—	$2,090

Segment EBITDA:
Dow Jones	$137	$—	$—	$—	$—	$137
Digital Real Estate Services	135	—	—	—	—	135
Book Publishing	57	—	—	—	—	57
News Media	32	—	1	—	—	33
Other	(53)	—	—	—	1	(52)
Total Segment EBITDA	$308	$—	$1	$—	$1	$310

	For the fiscal year ended June 30, 2025
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$2,331	$(7)	$—	$(4)	$—	$2,320
Digital Real Estate Services	1,802	(5)	—	14	—	1,811
Book Publishing	2,149	(14)	—	(4)	—	2,131
News Media	2,170	—	(5)	(14)	—	2,151
Other	—	—	—	—	—	—
Total Revenues	$8,452	$(26)	$(5)	$(8)	$—	$8,413

Segment EBITDA:
Dow Jones	$588	$1	$—	$(1)	$—	$588
Digital Real Estate Services	601	2	—	6	—	609
Book Publishing	296	5	—	(1)	—	300
News Media	153	—	2	(3)	—	152
Other	(223)	—	—	—	9	(214)
Total Segment EBITDA	$1,415	$8	$2	$1	$9	$1,435

	For the fiscal year ended June 30, 2024
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
Dow Jones	$2,231	$—	$—	$—	$—	$2,231
Digital Real Estate Services	1,658	—	—	—	—	1,658
Book Publishing	2,093	—	—	—	—	2,093
News Media	2,270	—	(8)	—	—	2,262
Other	—	—	—	—	—	—
Total Revenues	$8,252	$—	$(8)	$—	$—	$8,244

Segment EBITDA:
Dow Jones	$542	$—	$—	$—	$—	$542
Digital Real Estate Services	508	—	—	—	—	508
Book Publishing	269	—	—	—	—	269
News Media	133	—	4	—	—	137
Other	(211)	—	—	—	8	(203)
Total Segment EBITDA	$1,241	$—	$4	$—	$8	$1,253

NOTE 3 – ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS
The Company uses net income (loss) attributable to News Corporation stockholders from continuing operations and diluted earnings per share from continuing operations (“EPS”) excluding expenses related to U.K. Newspaper Matters, litigation charges, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters (“adjusted net income (loss) attributable to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) attributable to News Corporation stockholders from continuing operations and net income (loss) per share from continuing operations as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.
The following tables reconcile reported net income attributable to News Corporation stockholders from continuing operations and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2025 and 2024:

	For the three months ended June 30, 2025		For the three months ended June 30, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$86		$67
Less: Net income attributable to noncontrolling interests from continuing operations	(33)		(24)
Net income attributable to News Corporation stockholders from continuing operations	$53	$0.09	$43	$0.08
U.K. Newspaper Matters	(1)	—	1	—
Impairment and restructuring charges	81	0.14	49	0.08
Equity losses of affiliates	4	0.01	—	—
Other, net	(10)	(0.02)	33	0.06
Tax impact on items above	(17)	(0.03)	(12)	(0.02)
Impact of noncontrolling interest on items above	(4)	—	—	—
As adjusted	$106	$0.19	$114	$0.20

	For the fiscal year ended June 30, 2025		For the fiscal year ended June 30, 2024
(in millions, except per share data)	Net income attributable to stockholders	EPS	Net income attributable to stockholders	EPS
Net income from continuing operations	$648		$379
Less: Net income attributable to noncontrolling interests from continuing operations	(168)		(110)
Net income attributable to News Corporation stockholders from continuing operations	$480	$0.84	$269	$0.47
U.K. Newspaper Matters	9	0.02	8	0.01
Impairment and restructuring charges (a)	132	0.23	133	0.23
Equity losses of affiliates	4	0.01	—	—
Other, net	(111)	(0.19)	59	0.10
Tax impact on items above	(35)	(0.06)	(43)	(0.07)
Impact of noncontrolling interest on items above	31	0.04	1	—
As adjusted	$510	$0.89	$427	$0.74
(a)During the fiscal year ended June 30, 2024, the Company recognized non-cash impairment charges of $22 million at the News Media segment related to the write-down of fixed assets associated with the combination of News UK’s printing operations with those of DMG Media.

NOTE 4 – CONSTANT CURRENCY REVENUES

The Company believes that the presentation of revenues excluding the impact of foreign currency fluctuations (“constant currency revenues”) provides useful information regarding the performance of the Company’s core business operations exclusive of distortions between periods caused by the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar as described in Note 2.

Constant currency revenues are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for revenues as determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues to constant currency revenues for the three months and fiscal years ended June 30, 2025:

	Q4 Fiscal 2024	Q4 Fiscal 2025	FX impact	Q4 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$726	$766	$9	$757	6%	4%
Advertising	354	353	2	351	—%	(1)%
Consumer	487	462	4	458	(5)%	(6)%
Real estate	345	358	(7)	365	4%	6%
Other	180	170	(3)	173	(6)%	(4)%
Total revenues	$2,092	$2,109	$5	$2,104	1%	1%

Dow Jones:
Circulation and subscription	$449	$486	$4	$482	8%	7%
Advertising	102	104	—	104	2%	2%
Other	15	14	—	14	(7)%	(7)%
Total Dow Jones segment revenues	$566	$604	$4	$600	7%	6%

Digital Real Estate Services:
Circulation and subscription	$2	$2	$—	$2	—%	—%
Advertising	37	42	—	42	14%	14%
Real estate	345	358	(7)	365	4%	6%
Other	64	64	(2)	66	—%	3%
Total Digital Real Estate Services segment revenues	$448	$466	$(9)	$475	4%	6%

REA Group revenues	$305	$318	$(9)	$327	4%	7%

	Q4 Fiscal 2024	Q4 Fiscal 2025	FX impact	Q4 Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Book Publishing:
Consumer	$487	$462	$4	$458	(5)%	(6)%
Other	25	32	—	32	28%	28%
Total Book Publishing segment revenues	$512	$494	$4	$490	(4)%	(4)%

News Media:
Circulation and subscription	$275	$278	$5	$273	1%	(1)%
Advertising	215	207	2	205	(4)%	(5)%
Other	76	60	(1)	61	(21)%	(20)%
Total News Media segment revenues	$566	$545	$6	$539	(4)%	(5)%

News UK
Circulation and subscription	$140	$146	$8	$138	4%	(1)%
Advertising	63	62	3	59	(2)%	(6)%
Other	25	10	—	10	(60)%	(60)%
Total News UK revenues	$228	$218	$11	$207	(4)%	(9)%

News Corp Australia
Circulation and subscription	$101	$99	$(3)	$102	(2)%	1%
Advertising	94	84	(3)	87	(11)%	(7)%
Other	41	41	(1)	42	—%	2%
Total News Corp Australia revenues	$236	$224	$(7)	$231	(5)%	(2)%

	Fiscal 2024	Fiscal 2025	FX impact	Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
Consolidated results:
Circulation and subscription	$2,909	$3,009	$13	$2,996	3%	3%
Advertising	1,400	1,367	5	1,362	(2)%	(3)%
Consumer	2,000	2,047	4	2,043	2%	2%
Real estate	1,284	1,410	(11)	1,421	10%	11%
Other	659	619	(3)	622	(6)%	(6)%
Total revenues	$8,252	$8,452	$8	$8,444	2%	2%

Dow Jones:
Circulation and subscription	$1,771	$1,884	$4	$1,880	6%	6%
Advertising	405	396	—	$396	(2)%	(2)%
Other	55	51	—	$51	(7)%	(7)%
Total Dow Jones segment revenues	$2,231	$2,331	$4	$2,327	4%	4%

Digital Real Estate Services:
Circulation and subscription	$10	$7	$—	$7	(30)%	(30)%
Advertising	136	151	—	$151	11%	11%
Real estate	1,284	1,410	(11)	$1,421	10%	11%
Other	228	234	(3)	$237	3%	4%
Total Digital Real Estate Services segment revenues	$1,658	$1,802	$(14)	$1,816	9%	10%

REA Group revenues	$1,114	$1,250	$(14)	$1,264	12%	13%

Book Publishing:
Consumer	2,000	2,047	4	$2,043	2%	2%
Other	93	102	—	$102	10%	10%
Total Book Publishing segment revenues	$2,093	$2,149	$4	$2,145	3%	2%

News Media:
Circulation and subscription	$1,128	$1,118	$9	$1,109	(1)%	(2)%
Advertising	859	820	5	$815	(5)%	(5)%
Other	283	232	—	$232	(18)%	(18)%
Total News Media segment revenues	$2,270	$2,170	$14	$2,156	(4)%	(5)%

	Fiscal 2024	Fiscal 2025	FX impact	Fiscal 2025 constant currency	% Change - reported	% Change - constant currency
	($ in millions)				Better/(Worse)
News UK
Circulation and subscription	$569	$578	$15	$563	2%	(1)%
Advertising	262	240	6	$234	(8)%	(11)%
Other	98	44	1	$43	(55)%	(56)%
Total News UK revenues	$929	$862	$22	$840	(7)%	(10)%

News Corp Australia
Circulation and subscription	$419	$405	$(5)	$410	(3)%	(2)%
Advertising	366	343	(5)	$348	(6)%	(5)%
Other	144	147	(1)	$148	2%	3%
Total News Corp Australia revenues	$929	$895	$(11)	$906	(4)%	(2)%